Exhibit 99.1

U.S. XPRESS ENTERPRISES, INC.
AMENDED AND RESTATED 2018 OMNIBUS INCENTIVE PLAN

ARTICLE 1
PURPOSE AND TERM OF PLAN

Section 1.1 Purpose. The purpose of the Plan is to provide motivation to selected Employees, Directors and Consultants to put forth their efforts toward the continued growth, profitability and success of the Company by providing incentives to such Employees, Directors and Consultants through the ownership and performance of Common Stock.

Section 1.2 Effective Date; Expiration. The Plan, as amended and restated, was approved by the Committee on March 20, 2020, but will be effective as of the date it is approved by the stockholders at the Company’s 2020 annual meeting (the “Effective Date”). If approved by the stockholders, the Plan shall amend and restate the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan (the “Original Plan”), which was originally effective June 8, 2018 (the “Original Commencement Date”); provided, however, that the terms of the Original Plan as in effect immediately prior to the Effective Date shall continue to govern all Awards granted under the Original Plan until such Awards have been exercised, forfeited, canceled, or have otherwise expired or terminated. If the Company’s stockholders do not approve the Plan, the Original Plan will continue in full force and effect on the terms and conditions as in effect immediately prior to the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted, shall be the tenth anniversary of the Original Commencement Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

ARTICLE 2
DEFINITIONS

In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

Section 2.1 “Award” means any form of stock option, stock appreciation right, Stock Award, Restricted Stock Unit, performance unit, Performance Award or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

Section 2.2 “Award Notice” means the document establishing the terms, conditions, restrictions and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. The Committee will establish the form of the document in the exercise of its sole and absolute discretion.

Section 2.3 “Board” means the Board of Directors of USX.

Section 2.4 “CEO” means the Chief Executive Officer of USX.

Section 2.5 “Cause” means, with respect to the termination of a Participant’s employment by USX or its successor, and unless otherwise set forth in an Award agreement or other agreement between the Company and Participant: (i) the Participant’s falsification of the accounts of USX or any Subsidiary, embezzlement of funds or other assets of USX or any Subsidiary, or other fraud or dishonesty with respect to USX or any Subsidiary or any of its affiliates that causes or could reasonably be expected to cause actual harm to USX or any Subsidiary or any of its affiliates; (ii) any material breach of the Participant’s employment agreement or other agreement between the Company and Participant which, if capable of cure, is not cured within ten (10) days of receipt of written notice of such breach by the Participant; (iii) conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime involving moral turpitude (defined as a crime involving obscenity, crimes of a sexual nature, or crimes punishable by death or more than one year of imprisonment (it being understood that, for instance, violation of a motor vehicle code does not constitute such crime)) or crimes of dishonesty; (iv) conviction of, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a materially adverse effect on the Participant’s ability to carry out the Participant’s duties or on the reputation or business activities of USX or any Subsidiary or its affiliates; (v) actions or failures to act constituting negligence by the Participant in the performance of the Participant’s duties or failure by the Participant to perform the Participant’s duties as expected in his or her employment, each after the Participant has not cured such actions or failure to act within thirty (30) days after written request by the Board to do so; (vi) the Participant’s breach of a fiduciary duty owed to USX or any Subsidiary, its stockholders, or any of its affiliates involving duty of care, duty of loyalty, corporate opportunity, or similar doctrines as determined in good faith by the Board; and (vii) any disparagement of USX or any Subsidiary, its affiliates, or their officers or directors. The Board’s determination of “Cause” is binding upon the Participant.

Section 2.6 “Change in Control” means the occurrence of one (1) of the conditions set forth in Section 16.19, unless otherwise set forth in an Award agreement.

Section 2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the regulations thereunder and any successor provisions and the regulations thereto.

Section 2.8 “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of two or more Directors, all of whom are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” for purpose of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such rules.

Section 2.9 “Common Stock” means the Class A common stock, par value $.01 per share, of USX.

Section 2.10 “Company” means USX and its Subsidiaries.  In the event of a Change in Control, the term “Company” as used herein shall also refer to any successor entity.

Section 2.11 “Consultants” means the consultants, advisors and independent contractors retained by the Company.

Section 2.12 “Director” means a non-Employee member of the Board.

Section 2.13 “Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Notice.

Section 2.14 “Employee” means any person employed by the Company on a full- or part-time basis.

Section 2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and any successor provisions and the rules thereto.

Section 2.16 “Fair Market Value” means the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, and the closing price shall be the last reported sale price regular way on such date (or, if no sale takes place on such date, the last reported sale price regular way on the next preceding date on which such sale took place), as reported by such exchange. If the Common Stock is not then so listed or admitted to trading on a national securities exchange, then Fair Market Value shall be the closing price (the last reported sale price regular way) of the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), if the closing price of the Common Stock is then reported by NASDAQ. If the Common Stock closing price is not then reported by NASDAQ, then Fair Market Value shall be the mean between the representative closing bid and closing asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ. If the Common Stock bid and asked prices are not then reported by NASDAQ, then Fair Market Value shall be the quote furnished by any member of the Financial Industry Regulatory Authority selected from time to time by USX for that purpose. If no member of the Financial Industry Regulatory Authority then furnishes quotes with respect to the Common Stock, then Fair Market Value shall be the value determined by the Committee in good faith.

Section 2.17 “Good Reason” means, unless otherwise set forth in an Award agreement or other agreement between the Company and Participant, the occurrence of any of the following, without the Participant’s written consent, at any time within 365 days following a Change in Control (unless the Participant’s employment agreement or Award agreement specifies a longer time period, in which case such longer time period will apply); provided that the Participant give the Company notice of such Good Reason condition within thirty (30) days of its occurrence and the Company has not cured such condition within a subsequent sixty (60) day period: (i) a material reduction in the Participant’s base salary, other than a general reduction in base salary of not more than 10% that affects all similarly situated employees or executives, as applicable, in substantially the same proportions; (ii) a material reduction in the Participant’s annual bonus opportunity, other than a general reduction that affects all similarly situated employees, executives, or directors, as applicable, in substantially the same proportions; (iii) a relocation of the Participant’s principal place of employment by more than 50 miles; (iv) any material breach by the Company of the Participant’s employment agreement or other agreement between Participant and the Company; (v) USX’s failure to obtain an agreement from any successor company to assume and agree to perform the Participant’s employment agreement in the same manner and to the extent that USX would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (vi) a material, adverse change in the Participant’s title, authority, duties, or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law) taking into account USX’s size, status as a public company, and capitalization; or (vii) a material, adverse change in the reporting structure applicable to the Participant.

Section 2.18 “Participant” means either an Employee, Director or Consultant to whom an Award has been granted under the Plan.

Section 2.19 “Performance Awards” means the Stock Awards and performance units granted pursuant to Article 7.

Section 2.20 “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that may be used to establish such Performance Goal(s) may be expressed in terms of the attainment of specified levels of one or any variation or combination of the following: (a) revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), (b) net revenues and/or return on revenues, (c) fuel surcharges, (d) accounts receivable collection or days sales outstanding, (e) safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker's compensation claims, changes in safety scores and ratings), (f) working capital measures, (g) leverage measures, (h) productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer-to-tractor ratio, tractor-to-non-driver ratio, average revenue per tractor, average percentages of loaded and empty miles, average fuel savings and fuel surcharge revenues), (i) cash position, (j) return on invested capital, (k) market share (in aggregate or by segment), (l) economic value added models or completion of acquisitions (with or without specified size); (m) operating ratio, (n) expenses, cost reductions and savings (or limits on cost increases) (o) debt to capitalization and/or debt to equity (in each case with or without lease adjustment), (p) earnings, (q) earnings before interest and taxes, (r) earnings before interest, taxes, depreciation and amortization, (s) earnings before interest, taxes, depreciation, amortization and operating leases, (t) earnings before interest, taxes, depreciation, amortization and rents, (u) earnings per share (or diluted earnings per share or adjusted diluted earnings per share), (v) net income (or adjusted net income) and/or income before taxes and/or cumulative compound net income growth rate, (w) operating income or earnings, (x) increase in total revenue, (y) net sales, (z) assets and return on assets, (aa) return on capital employed, (ab) return on equity, (ac) return on stockholders’ equity or total stockholders’ return, (ad) net margin, gross margin, operating margin, or contribution margin (ae) net profit or profit margins (including profitability of an identifiable business unit or product), (af) operating profits, (ag) profits before tax, (ah) ratio of operating earnings to capital spending, (ai) cash flow measures (including, without limitation, free cash flow), (aj) equity or stockholders’ equity, (ak) Common Stock price per share, (al) attainment of strategic or operational initiatives, (am) book, economic book or intrinsic book value (including book value per share) (an) appreciation in or maintenance of the price of the Common Stock or any other publicly traded securities of the Company, or other stockholder return measures, (ao) credit rating, (ap) borrowing levels, (aq) enterprise value, (ar) improvements in capital structure, (as) customer satisfaction survey results, (at) implementation or completion of critical projects; or (au) any other metric as may be selected by the Committee; or (av) any combination of the foregoing, which, in each case, may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies or any combination thereof. In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, without limitation, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company or the exercise of specific areas of managerial responsibility. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j), unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to common stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

Section 2.21 “Performance Formula” means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regards to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

Section 2.22 “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

Section 2.23 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

Section 2.24 “Plan” means this Amended and Restated 2018 Omnibus Incentive Plan, as amended from time to time.

Section 2.25 “Restricted Stock Unit Award” means an Award granted pursuant to Article 11 in the form of a right to receive shares of Common Stock on a future date.

Section 2.26 “Stock Award” means an award granted pursuant to Article 10 in the form of shares of Common Stock and/or restricted shares of Common Stock.

Section 2.27 “Subsidiary” means a corporation or other business entity in which USX directly or indirectly has an ownership interest of 20 percent or more, except that with respect to incentive stock options, “Subsidiary” shall mean “subsidiary corporation” as defined in Section 424(f) of the Code.

Section 2.28 “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or with which the Company merges.

Section 2.29 “USX” means U.S. Xpress Enterprises, Inc.

ARTICLE 3
ELIGIBILITY

Section 3.1 In General. Subject to Section 3.2 and Article 4, all Employees, Directors and Consultants are eligible to participate in the Plan. The Committee may select, from time to time, Participants from those Employees, Directors and Consultants.

Section 3.2 Incentive Stock Options. Only Employees shall be eligible to receive “incentive stock options” (within the meaning of Section 422 of the Code).

ARTICLE 4
PLAN ADMINISTRATION

Section 4.1 Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

Section 4.2 Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(a) determine eligibility for participation in the Plan;

(b) select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of the Awards, including, but not by way of limitation, restrictions on the transferability of Awards and conditions with respect to continued employment, performance criteria, confidentiality and non-competition;

(c) interpret the Plan;

(d) construe any ambiguous provision, correct any default, supply any omission and reconcile any inconsistency of the Plan;

(e) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations;

(h) promulgate rules and regulations regarding treatment of Awards of a Participant under the Plan in the event of such Participant’s death, disability, retirement, termination from the Company or breach of agreement by the Participant, or in the event of a change of control of USX;

(i) accelerate the vesting, exercise or payment of an Award or the Performance Period of an Award when such action or actions would be in the best interest of the Company;

(j) establish such other types of Awards, besides those specifically enumerated in Article 5 hereof, which the Committee determines are consistent with the Plan’s purpose;

(k) subject to Section 4.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company;

(l) establish and administer the Performance Goals with respect to Awards and certify whether, and to what extent, they have been attained;

(m) determine the terms and provisions of any agreements entered into hereunder;

(n) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

(o) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

The decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

Section 4.3 Option Repricing. Except for adjustments pursuant to Section 6.2, the Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by USX’s stockholders. For purposes of the Plan, the term “reprice” shall mean the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Plan by amendment, cancellation or substitution (for cash or another Award, except in connection with a Change in Control), or any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.

Section 4.4 Allocation and Delegation of Authority. The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee, or other committee consisting of two or more Directors, all of whom are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

ARTICLE 5
FORM OF AWARDS

Section 5.1 In General. Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article 7, stock options pursuant to Article 8, stock appreciation rights pursuant to Article 9, Stock Awards pursuant to Article 10, Restricted Stock Unit Awards pursuant to Article 11, performance units pursuant to Article 12, any form established by the Committee pursuant to Section 4.2(j) or a combination thereof. The terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted. Each Award shall be subject to the terms, conditions, restrictions and limitations of the Plan and the Award Notice for such Award. Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

Section 5.2 Foreign Jurisdictions.

(a) Special Terms. In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“Special Terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (1) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (2) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan shall: (a) increase the limitations contained in Section 6.3; (b) increase the number of available shares under Section 6.1; or (c) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.

(b) Currency Effects. Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars. In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

ARTICLE 6
SHARES SUBJECT TO PLAN

Section 6.1 Available Shares. (a) Subject to adjustment as provided in Section 6.2, the maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan (including incentive stock options) during its term shall not exceed 5,750,000, less one (1) share for every one (1) share that was subject to an Award granted after February 28, 2020 and prior to the Effective Date under the Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.  Shares subject to Awards shall be counted on a one-for-one basis.

(b)  Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares or the payment of cash or other consideration in respect thereof, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan in accordance with Section 6.1(c) below. In the event that withholding tax liabilities arising from an Award other than an option or stock appreciation right are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with Section 6.1(c) below.  Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under paragraph (a) of this Section: (i) shares tendered by the Participant or withheld by the Company in payment of the purchase price of an option or to satisfy any tax withholding obligation with respect to options or stock appreciation rights, (ii) shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise thereof, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options. .

(c)  Any shares that again become available for Awards under the Plan pursuant to this Section shall be added as one (1) share for every one (1) share granted.

Section 6.2 Adjustment Upon Certain Events. In the event that there is, with respect to USX, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities or any extraordinary cash dividends (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to USX’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. Unless the Committee determines otherwise, in no event shall the Award of any Participant be adjusted pursuant to this Section 6.2.

Section 6.3 Maximum Award Payable. Subject to Section 6.2, and notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares of Common Stock subject to all Awards that are denominated in shares and granted to any one Participant, except for a Director, under the Plan during any calendar year is  1,000,000 shares of Common Stock.  During any calendar year no Participant (other than a Director) may be granted Awards that are denominated in cash under which more than $5,000,000 may be earned for each twelve (12) months in the vesting or Performance Period.  Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company.  Subject to Section 6.2, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted during a single calendar year to any Director, taken together with any cash fees paid to such Director for services for such calendar year, shall not exceed $400,000 in total value. For the avoidance of doubt, any Director compensation that is deferred shall be counted toward this limit for the year in which the compensation was first earned, and not in the year of payment/settlement.

Section 6.4 Substitute Awards.  Substitute Awards shall not reduce the shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 6.3, nor shall shares subject to a Substitute Award be added to the shares available for Awards under the Plan as provided above.  Additionally, in the event that a company acquired by the Company or with which the Company merges has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or merger to determine the consideration payable to the holders of common stock of the entities party to such acquisition or merger) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan (and shares subject to such Awards shall not be added to the shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or merger, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or merger.

Section 6.5 Minimum Vesting Requirement.  Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards and (ii) shares delivered in lieu of fully vested cash Awards); provided, that, the Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 6.1 (subject to adjustment under Section 6.2); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

ARTICLE 7
PERFORMANCE AWARDS

Section 7.1 Purpose. For purposes of Performance Awards issued to Employees, Directors and Consultants, the provisions of this Article 7 shall apply in addition to and, where necessary, in lieu of the provisions of Article 10, Article 11 and Article 12. The provisions of this Article 7 shall control over any contrary provision contained in Article 10, Article 11 or Article 12.

Section 7.2 Eligibility. For each Performance Period, the Committee will, in its sole discretion, designate which Employees, Directors and Consultants will be Participants for such period. However, designation of an Employee, Director or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article 7. Moreover, designation of an Employee, Director or Consultant as a Participant for a particular Performance Period shall not require designation of such Employee, Director or Consultant as a Participant in any subsequent Performance Period and designation of one Employee, Director or Consultant as a Participant shall not require designation of any other Employee, Director or Consultant as a Participant in such period or in any other period.

Section 7.3 Discretion of Committee with Respect to Performance Awards. The Committee shall have the authority to determine which Employees, Directors or Consultants shall be Participants of a Performance Award. With regards to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof and the Performance Formula. For each Performance Period, with regards to the Performance Awards to be issued for such period, the Committee will exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.

Section 7.4 Payment of Performance Awards.

(a) Condition to Receipt of Performance Award. Unless otherwise provided in the relevant Award Notice, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance Award for such Performance Period.

(b) Limitation. Unless otherwise provided in the relevant Award Notice, a Participant shall be eligible to receive a Performance Award for a Performance Period only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) and the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period; provided, however, that the Committee has the discretion to increase or decrease the payout under any such Award to the extent it determines appropriate notwithstanding the foregoing.

(c) Certification. Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period.

(d) Timing of Award Payments. The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.4(c). Performance Awards may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

ARTICLE 8
STOCK OPTIONS

Section 8.1 In General. Awards may be granted in the form of stock options. These stock options may be incentive stock options within the meaning of Section 422 of the Code or non-qualified stock options (i.e., stock options which are not incentive stock options), or a combination of both.

Section 8.2 Terms and Conditions of Stock Options. An option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. Other than in connection with Substitute Awards, the price at which Common Stock may be purchased upon exercise of a stock option shall be not less than 100 percent of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the option’s grant. In addition, the term of a stock option may not exceed ten years. Notwithstanding the foregoing, in the event that on the last business day of the term of an option (other than an incentive stock option) (i) the exercise of the option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

Section 8.3 Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by Section 422 of the Code).

Section 8.4 Exercise. Upon exercise, the option price of a stock option may be paid in cash, or, to the extent permitted by the Committee, through net settlement in shares or through tendering, by either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option. Stock options awarded under the Plan may also be exercised by way of a broker-assisted stock option exercise program, if any, provided such program is available at the time of the option’s exercise. Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the exercise price of a stock option using shares of Common Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment would result in accounting treatment to the Company under generally accepted accounting principles that the Committee reasonably determines is adverse to the Company.

Section 8.5 Deemed Exercise. The Committee may provide that an option shall be deemed to be exercised at the close of business on the scheduled expiration date of such option if at such time the option by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such option.

ARTICLE 9
STOCK APPRECIATION RIGHTS

Section 9.1 In General. Awards may be granted in the form of stock appreciation rights (“SARs”). SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise. The “exercise price” for a particular SAR shall be defined in the Award Notice for that SAR. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. A SAR shall have a term not greater than ten years.   Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (x) the exercise of the SAR is prohibited by applicable law or (y) shares of Common Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

Section 9.2 Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable, and the “exercise price” of such a SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related stock option (subject to the requirements of Section 409A of the Code and except in the case of Substitute Awards). However, at no time shall a Tandem SAR be issued if the option price of its related stock option is less than the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Tandem SAR’s grant. If a related stock option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the stock option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related stock option shall be canceled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than ten years from the Effective Date of the SAR’s grant.

Section 9.3 Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. Except in connection with Substitute Awards, the exercise price of a Freestanding SAR shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Effective Date of the Freestanding SAR’s grant. Moreover, all Freestanding SARs shall expire not later than ten years from the Effective Date of the Freestanding SAR’s grant.

Section 9.4 Deemed Exercise. The Committee may provide that a SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

Section 9.5 Payment. Unless otherwise provided in an Award Notice, an SAR may be paid in cash, Common Stock or any combination thereof, as determined by the Committee, in its sole and absolute discretion, at the time that the SAR is exercised.

ARTICLE 10
STOCK AWARDS

Section 10.1 Grants. Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

Section 10.2 Performance Criteria. For Stock Awards conditioned, restricted and/or limited based on performance criteria, the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

Section 10.3 Rights as Stockholders. During the period in which any restricted shares of Common Stock are subject to any restrictions, the Committee may, in its sole discretion, deny a Participant to whom such restricted shares have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, limiting the right to vote such shares or the right to receive dividends on such shares.  Any dividends that are payable shall be subject to the requirements of Article 14 below.

Section 10.4 Evidence of Award. Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates, with such restrictive legends and/or stop transfer instructions as the Committee deems appropriate.

ARTICLE 11
RESTRICTED STOCK UNIT AWARDS

Section 11.1 Grants. Awards may be granted in the form of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

Section 11.2 Rights as Stockholders. Until the shares of Common Stock to be received upon the vesting of such Restricted Stock Unit Award are actually received by a Participant, the Participant shall have no rights as a stockholder with respect to such shares.

Section 11.3 Evidence of Award. A Restricted Stock Unit Award granted under the Plan may be recorded on the books and records of USX in such manner as the Committee deems appropriate.

ARTICLE 12
PERFORMANCE UNITS

Section 12.1 Grants. Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to units valued by reference to designated criteria established by the Committee, other than Common Stock.

Section 12.2 Performance Criteria. Performance units shall be contingent on the attainment during a performance period of certain performance objectives. The length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the performance period, in order to take into consideration any unforeseen events or changes in circumstances.

ARTICLE 13
PAYMENT OF AWARDS

Section 13.1 Payment. Absent a Plan or Award Notice provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Common Stock, a combination of cash and Common Stock or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan.

Section 13.2 Withholding Taxes. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to USX, shares of Common Stock having a Fair Market Value equal to the minimum amount of such required withholding taxes (or, to the extent permitted by the Committee, such greater amount reflecting the Participant’s actual taxes on such Award). Notwithstanding the foregoing or the provision of any Award Notice, a Participant may not pay the amount of taxes required by law to be withheld using shares of Common Stock if, in the opinion of counsel to the Company, there is a substantial likelihood that the use of such form of payment would result in adverse accounting treatment to the Company under generally accepted accounting principles; and further provided that any shares of Common Stock that may be withheld above the applicable minimum statutory rate shall not be added back to the share pool pursuant to Section 6.1 of the Plan and shall not again be available for awards under the Plan.

ARTICLE 14
DIVIDEND AND DIVIDEND EQUIVALENTS

Subject to the provisions of the Plan and any Award Notice, the recipient of an Award other than an option or SAR may, if so determined by the Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on Common Stock (“Dividend Equivalents”) with respect to the number of shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested.  Notwithstanding the foregoing, dividends and Dividend Equivalents shall not be paid out on an unvested Award unless and until such underlying Award vests.

ARTICLE 15
DEFERRAL OF AWARDS

Subject to Section 16.8, at the discretion of the Committee, payment of any Award; salary or bonus compensation; or Company board compensation; dividend or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, or invested by the Company, and, with respect to those deferred Awards denominated in the form of Common Stock, credited with dividends or dividend equivalents.

ARTICLE 16
MISCELLANEOUS

Section 16.1 Nonassignability. Except as otherwise provided in an Award Notice or below, no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment or pledge, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Notice relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.  The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

Section 16.2 Regulatory Approvals and Listings. Notwithstanding anything contained in this Plan to the contrary, USX shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which USX shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which USX shall, in its sole discretion, determine to be necessary or advisable.

Section 16.3 No Right to Continued Employment or Grants. Participation in the Plan shall not give any Participant the right to remain in the employ or other service of the Company. The Company reserves the right to terminate the employment or other service of a Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Employee, Director or any other individual any right to be selected as a Participant or to be granted an Award. In addition, no Employee, Director or any other individual having been selected for an Award, shall have at any time the right to receive any additional Awards. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.

Section 16.4 Amendment/Termination. The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would require the vote of the stockholders of USX if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges on which the securities of USX are listed. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan. No Awards shall be granted under the Plan after the tenth anniversary of the Original Commencement Date, but Awards theretofore granted may extend beyond that date.

Section 16.5 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Nevada, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

Section 16.6 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

Section 16.7 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

Section 16.8 Section 409A. This Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code; provided, however, that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 16.8.

Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Participant’s date of separation from service or the date of the Participant’s death.  For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

Section 16.9 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

Section 16.10 Recoupment.  All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy maintained by the Company or that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Notice as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of “cause” (as such term may be defined in an Award Notice or other Company agreement). No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

Section 16.11 Stop Transfer Orders.  All certificates for shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 16.12 Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as may be determined by the Committee or by the Board (or as may be required by the terms of such plan).

Section 16.13 Other Plans.  Nothing contained in the Plan shall prevent the Committee or the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.  In addition, the grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, options or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 16.14 Change in Time Commitment.  In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee  or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended; provided, however, that if an Employee becomes a Director (including by continuing his or her service on the Board of Directors) upon the termination of such Employee’s employment with the Company or any Subsidiary or its affiliates, such Employee’s ceasing to be an Employee of the Company or any Subsidiary or its affiliates shall not be treated as a termination for purposes of his or her outstanding Awards, unless otherwise determined by the Committee.

Section 16.15 No Obligation to Notify or Minimize Taxes; No Liability for Taxes.  The Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award.  Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.  The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award.  As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its officers, Directors, or Employees related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so.

Section 16.16 Severability.  The provisions of the Plan shall be deemed severable.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction or any governmental regulatory agency, or impermissible under the rules of any securities exchange on which the shares of Common Stock are listed, such unlawfulness, invalidity, unenforceability or impermissibility shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or impermissible, then such unlawfulness, invalidity or impermissibility shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or impermissible and the maximum payment or benefit that would not be unlawful, invalid or impermissible shall be made or provided under the Plan.

Section 16.17 Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the shares of Common Stock or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 16.18 Indemnity.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board and any person to whom the Committee has delegated any of its authority under the Plan shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 16.19 Change in Control.  Provided the applicable Award has been assumed, substituted, or otherwise continued by a successor or acquiring company in the event of a Change in Control (as defined below), and if, during the 365 days following a Change in Control (unless the Participant’s employment agreement or Award agreement specifies a longer time period, in which case such longer time period will apply), USX or its successor terminates the Participant’s employment without Cause or the Participant voluntarily terminates his or her employment for Good Reason (each, a “Qualifying Termination”), then any unvested portion of such Award will immediately vest in full on the date of the occurrence of such Qualifying Termination, with any performance-based awards being calculated as set forth in the Award agreement, unless a Participant’s Award agreement provides for different treatment. If the applicable Award is not assumed, substituted, or otherwise continued by a successor or acquiring company in the event of a Change in Control, then unless otherwise provided in an Award agreement, any unvested portion of the Award will vest in full immediately prior to and subject to the consummation of such Change in Control, with performance awards being calculated as set forth in the Award agreement. A Change in Control will be deemed to have occurred when:

(i)
Any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding USX and any Subsidiary and any employee benefit plan sponsored or maintained by USX or any Subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of USX representing 35% or more of the combined voting power of USX’s then outstanding securities (other than indirectly as a result of USX’s redemption of its securities); provided, however, that in no event will a Change in Control be deemed to have occurred under this Section 5(b)(i) so long as (x) the combined voting power of shares beneficially owned by (A) USX’s executive officers (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) members of the Max Fuller and Anna Marie Quinn families and their lineal descendants (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer Shares, exceeds 75% of the combined voting power of USX’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of USX’s outstanding securities and (y) USX remains subject to the reporting requirements of the Exchange Act; or

(ii)
The consummation of any merger or other business combination of USX, a sale of 51% or more of USX’s assets, liquidation or dissolution of USX or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of USX and any trustee or fiduciary of any USX employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to USX’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii)
Within any 365 day period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to USX, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

Notwithstanding the foregoing, the Committee shall have the right to provide that in the event of a Change in Control of the Company: (i) options and stock appreciation rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment if the Fair Market Value of one share of Common Stock as of the date of the Change in Control is less than the per share option exercise price or stock appreciation right grant price, and (ii) all performance-based Awards shall be (x) considered to be earned and payable based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of the Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such performance Awards shall be immediately settled or distributed or (y) converted into restricted stock or restricted stock unit Awards based on achievement of performance goals or based on target performance (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control).

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